Exhibit 99.1

1025 Eldorado Boulevard

Broomfield, Colorado 80021

www.Level3.com

NEWS RELEASE

Level 3 contacts:

Media:	Josh Howell	Investors:	Robin Grey
	720-888-2517		720-888-2518

	Chris Hardman		Valerie Finberg
	720-888-2292		720-888-2501

Level 3 Announces Receipt of Requisite Consents in Consent

Solicitation

BROOMFIELD, Colo., February 26, 2007 — Level 3 Communications, Inc. (NASDAQ: LVLT) announced today that, as part of its previously announced consent solicitation relating to Level 3 Financing, Inc.’s 12.25% Senior Notes due 2013 (the “12.25% Notes”), as of 5:00 p.m., New York City time, on February 23, 2007 (the “Requisite Consent Time”), Level 3 had received valid consents from the holders of substantially all of the outstanding 12.25% Notes (the “Requisite Consents”) to amend the indenture relating to the 12.25% Notes to provide that, on a one-time basis at any time between the date the indenture is amended and September 30, 2007, Level 3 may incur debt that is permitted based upon a multiple of cash flow available for fixed charges on a “pro forma” basis giving effect to any acquisition, merger or consolidation that was completed prior to February 1, 2007 (the “Amendment”). The Amendment provides for the calculation of the ability to incur this type of debt in a manner that is consistent with such calculation under the indentures of Level 3 Financing governing its 9.25% Senior Notes due 2013, Floating Rate Senior Notes due 2015 and 8.75% Senior Notes due 2017 other than with respect to the one-time nature of the adjustment and the limitation with respect to transactions that had been completed prior to February 1, 2007. As of the Requisite Consent Time, holders of 12.25% Notes representing approximately 99.8% of the aggregate principal amount of the outstanding 12.25% Notes had consented to the Amendment.

In connection with the consent solicitation and the Amendment, on February 23, 2007, Level 3 Financing, Inc. entered into a Supplemental Indenture supplementing the Indenture, dated as of March 14, 2006, among Level 3, as Guarantor, Level 3 Financing,

Inc., as Issuer, and The Bank of New York, as Trustee, relating to the 12.25% Notes. The Supplemental Indenture was entered into among Level 3, Level 3 Financing, Inc., Level 3 Communications, LLC, Broadwing Financial Services, Inc. and The Bank of New York, as Trustee.

About Level 3 Communications

Level 3 Communications, Inc (Nasdaq: LVLT), an international communications company, operates one of the largest Internet backbones in the world. Through its customers, Level 3 is the primary provider of Internet connectivity for millions of broadband subscribers. The company provides a comprehensive suite of services over its broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, voice services and voice over IP services. These services provide building blocks that enable Level 3’s customers to meet their growing demands for advanced communications solutions. The company’s Web address is www.Level3.com.

The Level 3 logo is a registered service mark of Level 3 Communications, Inc. in the United States and/or other countries. Level 3 services are provided by a wholly owned subsidiary of Level 3 Communications, Inc.

Forward-Looking Statement Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: integrate strategic acquisitions; increase the volume of traffic on our network; defend our intellectual property and proprietary rights; develop new products and services that meet customer demands and generate acceptable margins; successfully complete commercial testing of new technology and information systems to support new products and services; stabilize or reduce the rate of price compression on certain of our communications services; attract and retain qualified management and other personnel; and meet all of the terms and conditions of our debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors.